Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 No. 333-205272) of Aviragen Therapeutics, Inc.;

2)	Registration Statement (Form S-8 No. 333-134954) pertaining to the registration of up to 100,000 shares of Aviragen Therapeutics, Inc.'s Common Stock,

3)	Registration Statement (Form S-8 No. 333-143238) pertaining to the offer and sale of 2,500,000 shares of Aviragen Therapeutics, Inc.'s Common Stock issuable pursuant to its 2007 Omnibus Plan,

4)	Registration Statement (Form S-8 No. 333-143239) pertaining to the issuance of 500,000 additional shares under the Company’s 2000 Employee Stock Purchase Plan,

5)	Registration Statement (Form S-8 No. 333-188111) pertaining to the registration of 1,231,573 shares of Aviragen Therapeutics Inc.'s Common Stock, and

6)

Registration Statement (Form S-8 No. 333-215141) for the registration of up to 4,794,137 shares of Common Stock under the Company’s 2016 Equity Incentive Plan and 4,449,944 shares of Common Stock under the Company’s 2007 Omnibus Equity and Incentive Plan.  The statement also pertains to the registration of 320,000 shares of Common Stock under the Company's Inducement Options Awards;

of our report dated September 1, 2017 with respect to the consolidated financial statements of Aviragen Therapeutics, Inc. included in this Annual Report (Form 10-K) of Aviragen Therapeutics, Inc. for the year ended June 30, 2017.

/s/ Ernst & Young LLP
Atlanta, Georgia
September 1, 2017